Exhibit 99.1

For Immediate Release:

RENT-A-CENTER ANNOUNCES INCREASED
AUTHORIZATION OF STOCK REPURCHASES

PLANO, Texas, April 26, 2013 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII) today announced that its Board of Directors has increased the authorization for stock repurchases under the Company’s common stock repurchase plan from $1 billion to $1.25 billion. Under the Company’s common stock repurchase plan, shares may, from time to time, be repurchased in the open market or in privately negotiated transactions at amounts considered appropriate by the Company. To date, the Company has repurchased a total of 31,585,314 shares of the Company’s common stock for an aggregate purchase price of approximately $794.8 million since the repurchase plan’s inception. In the current year, the Company has repurchased a total of 465,035 shares for approximately $17.4 million in cash.

Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable goods such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,111 stores in the United States, Canada, Mexico and Puerto Rico, and approximately 1,053 RAC Acceptance kiosk locations in the United States and Puerto Rico. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 224 rent-to-own stores operating under the trade name of “ColorTyme.” For additional information about the Company, please visit www.rentacenter.com.

Contact for Rent-A-Center, Inc.:

David E. Carpenter

Vice President of Investor Relations

(972) 801-1214

david.carpenter@rentacenter.com